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                                                                    EXHIBIT 99.1

                              WOLVERINE TUBE, INC.

                          P R E S S    R E L E A S E

Contact:    Thomas B Sabol
            Senior Vice President
            Chief Financial Officer
            (256) 580-3500


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                 WOLVERINE TUBE ANNOUNCES RESTRUCTURING DETAILS

HUNTSVILLE, ALABAMA, (SEPTEMBER 8, 2005) - Wolverine Tube, Inc. (NYSE:WLV) today announced several strategic initiatives in its continuing effort to reduce operating expenses, enhance cash flow and improve operating efficiencies. These initiatives include a reduction in the Company's corporate headquarters' workforce by nearly twenty percent, a reduction of certain support functions in its U.S. manufacturing operations, a reduction in leased facilities for executive and administrative offices and the continued process of production rationalization in response to global competition. The Company currently expects to take a pre-tax restructuring charge over the next few quarters totaling approximately $1.5 million ($0.07 per diluted share after tax) to account for these initiatives, including severance and other related expenses. These actions should result in year-over-year cost savings of up to approximately $4.0 million annually, once fully implemented, primarily reflecting reduced Selling, General and Administrative expenses.

"While such decisions are difficult, they are at the same time necessary," said Dennis Horowitz, Chairman and Chief Executive Officer. "We intend to continue to drive changes that will allow us to compete more profitably on a global basis. We believe that these actions will more powerfully position our Company going forward." Dennis Horowitz continued, "Specifically, the Company will reduce headcount across a broad number of corporate functions. At the same time, efforts within these functions will be more sharply focused so as to provide the same, or even a more enhanced, level of support to our customers on a global basis."

The Company will also be reducing certain indirect personnel, administrative functions and support staff at various U.S. manufacturing operations. The Company will relocate its corporate credit function from its current leased facility to existing office space at the Company's Decatur, AL corporate location and the current Huntsville, AL headquarters leased office space will be reduced by nearly fifty percent.

The Company plans to expand its Shanghai, China operation to meet local increasing customer demand for technical tube and fabricated products. As previously discussed, the Company is nearing the completion of the relocation of its North American technical tube manufacturing operations from its Decatur, AL facility to facilities in Shawnee, OK and Monterrey, Mexico. Further, the Company continues to expand its fabricated products offering in Mexico.

Dennis Horowitz commented, "While these actions affect a broad range of functions and are far-reaching, they also enable us to continue to support customers at the high level they have come to expect from Wolverine. We will continue to take steps to match our business with current and anticipated global demand, and we will continue to examine prudent ways to reduce expense levels and increase business. With these changes and our continued focus on profit and cash generation, Wolverine should be in a stronger position to compete in an ever changing global marketplace."


                             Corporate Headquarters
                       200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801



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                              WOLVERINE TUBE, INC.

                                     Page 2



ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar & other products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.


FORWARD-LOOKING STATEMENTS


Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "should", "will", "expect", "believe", "plan", "anticipate" and other similar terminologies. This press release contains forward-looking statements regarding the Company's strategic restructuring initiatives and the expected effect of these initiatives on the Company's business and results of operations. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions about the Company's business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to the Company's strategic restructuring initiatives and the expected effect of these initiatives, factors that could affect actual results include, without limitation: unanticipated delays, difficulties or costs in implementing the restructuring initiatives; the Company's ability to achieve and sustain anticipated cost savings, operating efficiencies and cash flow improvement from the planned restructuring; the effect of the restructuring initiatives on competitiveness and customer demand, including the ability of the Company to meet customer expectations with streamlined administrative and support personnel; unanticipated costs or delays in the continued ramp-up of production and the ability to sustain cost efficiencies at the Monterrey, Mexico facility; the success of the Company's global expansion activities including the ability to cost-effectively expand operations in China; the level of customer demand in global markets, including in China and Mexico; changes in technology and the Company's ability to maintain technologically competitive products; and employee-related expenses, including severance, pension and healthcare costs. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.



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